Exhibit 4.7

VIEWSONIC CORPORATION
STOCK OPTION AGREEMENT

(FOR NONSTATUTORY STOCK OPTIONS
PURSUANT TO THE 2004 EQUITY INCENTIVE PLAN)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, ViewSonic Corporation (“ViewSonic”) has granted you an option under its 2004 Equity Incentive Plan (the “Plan”) to purchase the number of shares of ViewSonic’s Common Stock indicated as a Maximum Award in your Grant Notice, at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.    VESTING. Subject to the limitations contained herein, your option will vest as hereinafter set forth, provided that vesting will cease upon the termination of your Continuous Service.

(a)   Performance Targets. The initial vesting of your option shall be based on the achievement of both a revenue target (the “Revenue Target”) and an income target (the “Income Target”) as set by the Compensation Committee of the Board (collectively, the “Performance Targets”), which shall be based on the Company’s financial performance for the fiscal year ending December 31, 2007. The Performance Targets are set forth in ___________ (the “Performance Matrix”), attached hereto. The determination of whether the Performance Targets have been met shall be made by the Compensation Committee, in its sole discretion, after the completion of the Company’s audit for fiscal 2007 (the “Determination Date”).

(b)   Failure to Achieve the Minimum Performance Targets. Both the minimum Revenue Target and the minimum Income Target must be met for any vesting of your option to occur. If either the minimum Revenue Target or the minimum Income Target is not met, your option shall be automatically cancelled and forfeited in its entirety.

(c)   Vesting Based on Performance. If both of the minimum Performance Targets set forth in the Performance Matrix are met, your option shall vest as follows:

The Target Award, as set forth in the Grant Notice, is first multiplied by the percentage of achievement of the Performance Targets, as determined by the Compensation Committee in accordance with the Performance Matrix (the “Eligible Award”), and then divided by 3. This portion of the Eligible Award shall vest on the Determination Date. The difference between the Maximum Award and the Eligible Award, if any, shall be cancelled and forfeited on the Determination Date.

The remainder of the Eligible Award shall vest 1/3 on the second anniversary of the Grant Date (the “Second Vesting Date”) and 1/3 on the third anniversary of the Grant Date (the “Third Vesting Date”).

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The vesting described above is subject to there being no break in your Continuous Service prior to the relevant vesting date.

(d)   Termination of Continuous Service. If your Continuous Service terminates for any reason (other than death) before the Determination Date, your option shall be cancelled and forfeited in its entirety.

If your Continuous Service terminates for any reason (other than death) after the Determination Date, the Eligible Award shall cease vesting, and any unvested portion of such Eligible Award shall be cancelled and forfeited in its entirety.

(e)   Death. If you die before the Determination Date, a portion of your option shall vest on your date of death as follows:

The portion that shall vest is equal to the Target Award divided by 3, with such quotient multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the Grant Date to the date of death and the denominator of which is 12.

If you die after the Determination Date but before the Second Vesting Date, the following portion of your option shall vest on such date of death (in addition to the portion of the Eligible Award already vested as described in (c) above):

One third (⅓) of the Eligible Award shall be multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the first anniversary of the Grant Date to the date of death and the denominator of which is 12.

If you die after the Second Vesting Date but before the Third Vesting Date, the following portion of your option shall vest on such date of death (in addition to the portion of the Eligible Award already vested as described in (c) above):

One third (⅓) of the Eligible Award shall be multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the second anniversary of the Grant Date to the date of death and the denominator of which is 12.

(f)    Change in Control. If the effective date of a Change in Control (the “Effective Date”) occurs before the Determination Date, the Target Award shall vest on the Effective Date as follows:

The portion that shall vest is equal to the Target Award divided by 3, with such quotient multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the Grant Date to the Effective Date and the denominator of which is 12.

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If the Effective Date occurs after the Determination Date but before the Second Vesting Date, the following portion of your option shall vest on such date (in addition to the portion of the Eligible Award already vested as described in (c) above):

One third (⅓) of the Eligible Award shall be multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the first anniversary of the Grant Date to the Effective Date and the denominator of which is 12.

If the Effective Date occurs after the Second Vesting Date but before the Third Vesting Date, the following portion of the Eligible Award shall vest on such date (in addition to the portion of the Eligible Award already vested as described in (c) above):

One third (⅓) of the Eligible Award shall be multiplied by a fraction, the numerator of which is the aggregate number of full months of Continuous Service you have completed from the second anniversary of the Grant Date to the Effective Date and the denominator of which is 12.

2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)    In ViewSonic’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by ViewSonic or the receipt of irrevocable instructions to pay the aggregate exercise price to ViewSonic from the sales proceeds.

(b)    Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to ViewSonic’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from ViewSonic, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of ViewSonic at the time you exercise your option, shall include delivery to ViewSonic of your attestation of ownership of such shares of Common Stock in a form approved by ViewSonic. Notwithstanding the foregoing, you may not exercise your option by tender to ViewSonic of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of ViewSonic’s stock.

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4.    WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, ViewSonic has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if ViewSonic determines that such exercise would not be in material compliance with such laws and regulations.

6.    TERM. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)    three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three (3) month period you may not exercise your option solely because of the conditions set forth in Section 6 of the Plan, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)    twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)    eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)    immediately upon the termination of your Continuous Service if for Cause;

(e)    the Expiration Date indicated in your Grant Notice; or

(f)    the day before the tenth (10th) anniversary of the Date of Grant.

7.    EXERCISE.

(a)    You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by ViewSonic) together with the exercise price to the Secretary of ViewSonic, or to such other person as ViewSonic may designate, during regular business hours, together with such additional documents as ViewSonic may then require.

(b)    By exercising your option you agree that, as a condition to any exercise of your option, ViewSonic may require you to enter into an arrangement providing for the payment by you to ViewSonic of any tax withholding obligation of ViewSonic arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

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(c)    By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of ViewSonic held by you, for a period of time specified by the managing underwriters) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of ViewSonic filed under the Securities Act (the “Lock Up Period”); provided, however, that nothing contained in this Section 7(d) shall prevent the exercise of a repurchase option, if any, in favor of ViewSonic during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by ViewSonic and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, ViewSonic may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of ViewSonic’s stock are intended third party beneficiaries of this Section 7(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8.    TRANSFERABILITY.

(a)    Your Nonstatutory Stock Option, your option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) with the prior written approval of ViewSonic, by instrument to an inter vivos or testamentary trust, in a form accepted by ViewSonic, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (iii) with the prior written approval of ViewSonic, by gift, in a form accepted by ViewSonic, to a permitted transferee.

9.    OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of ViewSonic or an Affiliate, or of ViewSonic or an Affiliate to continue your employment. In addition, nothing in your option shall obligate ViewSonic or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for ViewSonic or an Affiliate.

10.   WITHHOLDING OBLIGATIONS.

(a)    At the time you exercise your option, in whole or in part, or at any time thereafter as requested by ViewSonic, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision as instructed by ViewSonic (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent instructed by ViewSonic), for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of ViewSonic or an Affiliate, if any, which arise in connection with the exercise of your option.

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(b)    ViewSonic may, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by ViewSonic as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)    You may not exercise your option unless the tax withholding obligations of ViewSonic and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and ViewSonic shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

11.    NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by ViewSonic to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to ViewSonic.

12.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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6.